EXHIBIT 99.1
News
For Immediate Release	Contact:
October 31, 2013	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS THIRD QUARTER
EARNINGS PER SHARE OF $0.63, A 17-PERCENT INCREASE OVER PRIOR YEAR
----------
Company Achieves Record Operating Income of $32.8 million;
Up 15% over Prior Year and 12.9% of Sales
----------

Highlights:

•	Sales Increased 3% over Prior Year—Underlying Sales Increased 4%, excluding Foreign Exchange
•	Record Operating Income for Specialty Minerals Segment—up 12% over Prior Year; 15.5% Operating Margin
•	New Satellite PCC Plants Contribute to Record Performance
•	Two New Satellite Contracts Signed During Quarter
•	Fulfill™ E-325 Technology Commercial Agreement in India
•	New, Two-Year $150 Million Stock Repurchase Program Authorized in Quarter

NEW YORK, October 31— Minerals Technologies Inc. (NYSE: MTX) today reported third quarter diluted earnings per common share of $0.63 compared with $0.54 per share in the same period of 2012, a 17-percent increase.

Income from operations increased 15-percent over the same period last year to a record $32.8 million from $28.6 million. The improvement in operating income occurred in both the Specialty Minerals and Refractories Segments. This was driven by the contribution from new satellite precipitated calcium carbonate (PCC) plants, sales growth in ground calcium carbonate (GCC) and metallurgical wire, higher productivity, expense control and pricing improvements. The company also generated approximately $34.0 million in cash flow from operations, and return on capital was 10.1 percent, an increase of 11 percent from the same quarter in 2012. During the third quarter, the company repurchased $23.8 million in shares to complete the $75 million share repurchase program authorized in 2011. On September 19, the company's Board of Directors authorized a new two-year $150 million share repurchase program.
"We achieved record operating income of $32.8 million," said Robert S. Wetherbee, president and chief executive officer.  "This solid financial performance is a result of continued momentum with our two major growth initiatives—geographic expansion and new product development. We signed two new contracts to build satellite PCC plants—one in China and the second in Europe. Also, a paper mill in India recently agreed to adopt our Fulfill™ E-325 technology to increase PCC fill rates to reduce the use of more expensive fiber."

Third quarter worldwide underlying sales increased 4 percent to $254.2 million from the  prior year primarily due to increased sales in our Processed Minerals and North America Specialty PCC product lines, the re-start of the satellite PCC facility in Alizay, France, the ramp-up of new satellite PCC plants in India and Thailand, and increased sales in metallurgical wire. Including the effect of foreign exchange, sales increased 3 percent.

Third quarter worldwide underlying sales for the Specialty Minerals segment, which includes the PCC and Processed Minerals product lines, increased 4 percent over the third quarter of 2012 to $167.4 million. Including the effect of foreign exchange, sales increased 3 percent. Income from operations increased 12 percent to $26.0 million from $23.3 million in the same period in 2012. The growth in operating income was due to volume and margin improvement in the Processed Minerals product line, strong contributions from the new Asian satellite PCC plants and the re-start of the Alizay operation.

Worldwide underlying sales of PCC, used primarily in the manufacturing processes of the paper industry, increased 2 percent to $135.9 million from the third quarter of 2012. Underlying sales of Paper PCC grew 2 percent over the prior year to $119.3 million. Including foreign exchange, sales of both PCC and Paper PCC increased 1 percent.  North America Specialty PCC sales increased 9 percent over the same period in 2012.

During the quarter, the company signed contracts for two new satellite PCC plants. The first was a joint venture agreement with Nanning Jindaxing Paper Industry Co. Ltd. for the construction of a 45,000-metric ton satellite PCC plant at Jindaxing Paper's papermaking facility in Guangxi Province, China. This new satellite facility, which will produce PCC as a filler pigment for Jindaxing Paper, is expected to become operational in the fourth quarter of 2014.  Minerals Technologies also signed an agreement for a 14,000-metric ton satellite PCC plant in Europe with an established paper company that wished to remain unnamed for competitive reasons.  The satellite facility, which will also produce PCC as a filler pigment, is expected to become operational in the fourth quarter of 2014.

Recently, the company announced a commercial agreement with a paper mill in India to deploy its FulFill® high-filler technology. This agreement is with a papermaker that wished to remain unnamed. The company now has 14 commercial agreements with papermakers around the globe for FulFill® E-325. The FulFill® brand of high-filler technologies offers papermakers decreased dependency on more expensive natural fiber, and allows papermakers to increase loading levels of PCC by three to five points, and increases PCC usage between 15 to 20 percent.

Processed Minerals products third quarter sales increased 10 percent over the prior year to $31.5 million as Talc sales grew 8 percent and GCC sales increased 12 percent. Processed Minerals products serve the residential and commercial construction as well as automotive markets.

Third quarter 2013 underlying sales in the Refractories segment, whose products are used primarily in the steel market, increased 4 percent to $86.8 million. Including the effect of foreign exchange, sales increased 2 percent. Refractory Products sales increased slightly to $66.3 million from $66.0 million in the prior year. Metallurgical products sales increased 10 percent to $20.5 million from $18.7 million recorded in the same period in 2012. The Refractory segment recorded operating income of $8.4 million, a 17-percent increase from the $7.2 million in the third quarter of 2012. This increase was primarily the result of a 10-percent increase in metallurgical wire sales and a 12-percent sales increase in refractory products sales in Europe and the Middle East, as well as improved productivity.

"We posted record financial performance for both the quarter and the nine months," said Mr. Wetherbee. "This performance track is based upon growth in sales and income, strong cash flow and improved operational efficiencies. More essential for the long term, however, is the momentum we are seeing in our major growth strategies of geographic expansion and new product innovation. We expect to continue to improve shareholder value as we build upon this strong performance."
----------
Minerals Technologies has scheduled an analyst conference call for Friday, November 1, 2013 at 11:00 a.m. to discuss operating results for the third quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.
####
----------
This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2012 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
	Sept. 29,	June 30,	Sept. 30,	Prior	Prior	Sept. 29,	Sept. 30,	Prior
	2013	2013	2012	Qtr.	Year	2013	2012	Year

Net sales	$254,192	$256,844	$247,803	(1)%	3%	$761,549	$753,719	1%

Cost of goods sold	194,272	197,995	192,180	(2)%	1%	586,897	585,691	0%

Production margin	59,920	58,849	55,623	2%	8%	174,652	168,028	4%

Marketing and administrative expenses	21,861	21,644	21,953	1%	(0)%	66,318	66,256	0%
Research and development expenses	5,302	4,826	5,105	10%	4%	14,946	15,178	(2)%

Income from operations	32,757	32,379	28,565	1%	15%	93,388	86,594	8%

Non-operating deductions - net	(1,234)	(1,472)	(650)	(16)%	90%	(2,572)	(2,016)	28%

Income from continuing operations, before tax	31,523	30,907	27,915	2%	13%	90,816	84,578	7%

Provision for taxes on income	8,952	8,221	8,245	9%	9%	25,219	24,999	1%

Income from continuing operations, net of tax	22,571	22,686	19,670	(1)%	15%	65,597	59,579	10%

Loss from discontinued operations, net of tax	(21)	(4,947)	(487)	*	*	(5,704)	(1,549)	*

Consolidated net income	22,550	17,739	19,183	27%	18%	59,893	58,030	3%

Less: Net income attributable to non-controlling interests	686	619	553	11%	24%	2,152	1,653	30%

Net Income attributable to Minerals Technologies Inc. (MTI)	$21,864	$17,120	$18,630	28%	17%	$57,741	$56,377	2%

Weighted average number of common shares outstanding:

Basic	34,615	34,799	35,280			34,803	35,388

Diluted	34,881	35,031	35,466			35,054	35,550

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.63	$0.63	$0.54	0%	17%	$1.82	$1.64	11%
Loss from discontinued operations attributable to MTI	0.00	(0.14)	(0.01)	*	*	(0.16)	(0.04)	*
Net Income attributable to MTI common shareholders	$0.63	$0.49	$0.53	29%	19%	$1.66	$1.60	4%

Diluted:
Income from continuing operations attributable to MTI	$0.63	$0.63	$0.54	0%	17%	$1.81	$1.63	11%
Loss from discontinued operations attributable to MTI	0.00	(0.14)	(0.01)	*	*	(0.16)	(0.04)	*
Net Income attributable to MTI common shareholders	$0.63	$0.49	$0.53	29%	19%	$1.65	$1.59	4%

Cash dividends declared per common share	$0.05	$0.05	$0.025			$0.15	$0.075

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended September 29, 2013, June 30, 2013 and September 30, 2012 each consisted of 91 days.  The nine month periods ended September 29, 2013 and September 30, 2012 consisted of 272 days and 274 days, respectively.

2)
This press release contains a measure of underlying sales growth year-over-year excluding the impact of foreign exchange.  This is a non-GAAP measure.  We believe this measure provides investors with a more complete understanding of underlying sales trends by providing sales growth on a a consistent basis.  The reconciliation of reported sales growth to underlying sales growth for the third quarter is as follows:

			Unfavorable
		Reported	Foreign	Underlying
		Net Sales	Exchange	Sales
		Growth	Impact	Growth
	Specialty Minerals Segment	2.6%	1.0%	3.6%
	Refractories Segment	2.5%	1.6%	4.1%
	Minerals Technologies Inc.	2.6%	1.1%	3.7%

3)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended September 29, 2013, June 30, 2013  and September 30, 2012  and the nine month periods ended September 29, 2013 and September 30, 2012 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Nine Months Ended
	(millions of dollars)	Sept. 29,	June 30,	Sept. 30,	Sept. 29,	Sept. 30,
		2013	2013	2012	2013	2012
	Cash flow from continuing operations	$33.5	$33.9	$40.5	$93.4	$107.3
	Capital expenditures	10.4	13.0	14.0	32.0	37.8
	Free cash flow	$23.1	$20.9	$26.5	$61.4	$69.5

4)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 29,	June 30,	Sept. 30,	Sept. 29,	Sept. 30,
		2013	2013	2012	2013	2012
	Interest income	$0.7	$0.7	$0.7	$2.1	$2.5
	Interest expense	(0.8)	(0.8)	(0.8)	(2.6)	(2.4)
	Foreign exchange losses	(0.9)	(1.3)	(0.1)	(1.5)	(0.8)
	Other deductions	(0.2)	(0.1)	(0.4)	(0.6)	(1.3)
	Non-operating deductions, net	$(1.2)	$(1.5)	$(0.6)	$(2.6)	$(2.0)

5)	During the second quarter of 2013, the Company ceased operations at its Paper PCC merchant plant in Walsum, Germany and reclassified such operations as discontinued.
	The following table details selected financial information for the Walsum plant included within discontinued operations in the Consolidated Statements of Income:
	(millions of dollars)	Quarter Ended			Nine Months Ended
		Sept. 29,	June 30,	Sept. 30,	Sept. 29,	Sept. 30,
		2013	2013	2012	2013	2012
	Net Sales	$0.0	$0.8	$2.5	$1.7	$7.7

	Production Margin	0.0	(1.2)	(0.6)	(2.3)	(1.7)
	Total Expenses	0.0	0.2	0.1	0.4	0.6
	Facility closure costs	0.0	5.9	0.0	5.9	0.0

	Loss from operations	$0.0	$(7.3)	$(0.7)	$(8.6)	$(2.3)
	Benefit for taxes on income	0.0	(2.4)	(0.2)	(2.9)	(0.7)

	Loss from discontinued operations, net of tax	$0.0	$(4.9)	$(0.5)	$(5.7)	$(1.6)

6)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, November 1, 2013 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Nine Months Ended		% Growth
SALES DATA	Sept. 29,	June 30,	Sept. 30,		Prior	Sept. 29,	Sept. 30,	Prior
	2013	2013	2012	Prior Qtr	Year	2013	2012	Year

United States	$142.1	$142.8	$138.4	(0)%	3%	$424.7	$427.4	(1)%
International	112.1	114.0	109.4	(2)%	2%	336.8	326.3	3%
Net Sales	$254.2	$256.8	$247.8	(1)%	3%	$761.5	$753.7	1%

Paper PCC	$119.3	$118.3	$118.1	1%	1%	$357.9	$353.9	1%
Specialty PCC	16.6	17.3	16.4	(4)%	1%	50.8	49.8	2%
PCC Products	$135.9	$135.6	$134.5	0%	1%	$408.7	$403.7	1%

Talc	$12.8	$13.0	$11.9	(2)%	8%	$38.2	$37.1	3%
Ground Calcium Carbonate	18.7	19.7	16.7	(5)%	12%	55.6	52.9	5%
Processed Minerals Products	$31.5	$32.7	$28.6	(4)%	10%	$93.8	$90.0	4%

Specialty Minerals Segment	$167.4	$168.3	$163.1	(1)%	3%	$502.5	$493.7	2%

Refractory products	$66.3	$67.2	$66.0	(1)%	0%	$195.9	$200.5	(2)%
Metallurgical Products	20.5	21.3	18.7	(4)%	10%	63.1	59.5	6%
Refractories Segment	$86.8	$88.5	$84.7	(2)%	2%	$259.0	$260.0	(0)%

Net Sales	$254.2	$256.8	$247.8	(1)%	3%	$761.5	$753.7	1%

SEGMENT OPERATING INCOME DATA

Specialty Minerals Segment	$26.0	$25.2	$23.3	3%	12%	$74.4	$66.9	11%

Refractories Segment	$8.4	$8.5	$7.2	(1)%	17%	$23.8	$25.0	(5)%

Unallocated Corporate Expenses	$(1.6)	$(1.3)	$(1.9)	23%	(16)%	$(4.8)	$(5.3)	(9)%

Consolidated	$32.8	$32.4	$28.6	1%	15%	$93.4	$86.6	8%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)
	September 29,	December 31,
	2013*	2012**

Current assets:
Cash & cash equivalents	$469,654	$454,092
Short-term investments	16,295	14,178
Accounts receivable, net	207,221	193,328
Inventories	90,309	84,569
Prepaid expenses and other current assets	20,164	18,318
Total current assets	803,643	764,485

Property, plant and equipment	1,275,647	1,261,952
Less accumulated depreciation	967,765	944,283
Net property, plant & equipment	307,882	317,669

Goodwill	64,683	65,829
Other assets and deferred charges	50,654	63,206

Total assets	$1,226,862	$1,211,189

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$6,921	$7,111
Current maturities of long-term debt	570	76,977
Accounts payable	105,318	98,371
Other current liabilities	63,835	67,639
Total current liabilities	176,644	250,098

Long-term debt	83,200	8,478
Other non-current liabilities	134,744	138,894
Total liabilities	394,588	397,470

Total MTI shareholders' equity	808,979	790,411
Non-controlling Interest	23,295	23,308
Total shareholders' equity	832,274	813,719

Total liabilities and shareholders' equity	$1,226,862	$1,211,189

* Unaudited
** Condensed from audited financial statements.